
                                                       EXHIBIT 12

         MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES
            CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)
                                  (Unaudited)
                       Three Months
                           Ended
                          March 31,  Year    Year    Year    Year    Year
                            1999     1998    1997    1996    1995    1994
                           ------- ------- ------- ------- ------- -------
EARNINGS
Income from continuing
  operations before
  income taxes, minority
  interest and
  extraordinary loss*       $  626  $1,952  $3,440  $2,479  $2,168  $2,011

Add:
Interest on debt                31     139      94      79     102      70

Interest component of the
ESOP benefit expense             5      29      32      34      37      39

Portion of rent under
operating leases
representative of the
interest component              10      41      41      46      51      46

Less: Equity in undistributed
income of 20-50% owned
companies                        1       4       3      --       1       2
                            ------ ------- ------- ------- ------- -------
TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES           $  671  $2,157  $3,604  $2,638  $2,357  $2,164
                            ======  ======  ======  ======  ======  ======

FIXED CHARGES
Interest on debt                31     139      94      79     102      70

Interest component of the
ESOP benefit expense             5      29      32      34      37      39

Portion of rent under
operating leases
representative of the
interest component              10      41      41      46      51      46
                            ------  ------  ------  ------  ------  ------
TOTAL FIXED CHARGES         $   46  $  209  $  167  $  159  $  190  $  155
                            ======  ======  ======  ======  ======  ======
RATIO OF EARNINGS TO
FIXED CHARGES                14.59   10.32   21.58   16.59   12.41   13.96

<F1>
*1998 includes a pre-tax restructuring charge of $493 million; 1997 includes a pre-tax gain on the sale of National Advertising Company of $803 million; 1995 includes a pre-tax restructuring charge of $79 million.

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